Exhibit 99.2

Global Phase 3 Trial of BeiGene’s PD-1 Inhibitor, Tislelizumab, in Combination with Chemotherapy Meets Primary Endpoint in First-Line Advanced Esophageal Squamous Cell Carcinoma

•Statistically significant and clinically meaningful improvement in overall survival achieved for tislelizumab and chemotherapy compared to placebo and chemotherapy

•Safety profile for the combination consistent with previous trials

CAMBRIDGE, Mass. & BASEL, Switzerland & BEIJING-- Apr 27, 2022 -- BeiGene (NASDAQ: BGNE; HKEX: 06160; SSE: 688235), a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide, today announced the Independent Data Monitoring Committee (IDMC) determined at a pre-planned interim analysis that RATIONALE 306, a global Phase 3 trial of tislelizumab in combination with chemotherapy, had met the study’s primary endpoint of overall survival (OS) in patients with previously untreated advanced or metastatic esophageal squamous cell carcinoma (ESCC). The safety and tolerability profile for tislelizumab in combination with chemotherapy at this interim analysis was consistent with previous trials and no new safety signals were identified.

“ESCC is a difficult to treat disease that imposes a significant symptom burden on patients. We are encouraged by the survival benefit seen in the tislelizumab and chemotherapy group in RATIONALE 306. We have designed an expansive clinical development program, with a global scope, to investigate tislelizumab as a potential treatment for solid tumors, and it is rewarding to deliver the seventh positive Phase 3 pivotal trial to demonstrate benefit with tislelizumab treatment,” said Mark Lanasa, M.D., Chief Medical Officer, Solid Tumors at BeiGene. “Combined with the overall survival benefit seen in RATIONALE 302, the second-line evaluation of tislelizumab versus chemotherapy in ESCC, the results from 306 add to the body of evidence supporting tislelizumab as a potential standard of care for patients suffering from this disease. We are grateful to the more than 1,100 patients with ESCC who chose to participate in these two pivotal Phase 3 studies and look forward to sharing the RATIONALE 306 study results with the community at a future scientific conference.”

Tislelizumab is currently under review by the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA) for advanced or metastatic ESCC after prior chemotherapy. The EMA is also reviewing tislelizumab for advanced or metastatic non-small cell lung cancer (NSCLC) after prior chemotherapy, and in combination with chemotherapy for previously untreated advanced or metastatic NSCLC. In January 2021, BeiGene announced a collaboration with Novartis to accelerate the clinical development and marketing of tislelizumab in North America, Europe, and Japan.

Tislelizumab is approved by the China National Medical Products Administration (NMPA) as a treatment for eight indications, including a recent approval for use in patients with locally advanced or metastatic ESCC who have disease progression or are intolerant to first-line standard chemotherapy. Tislelizumab is not approved for use outside of China.

About RATIONALE 306

RATIONALE 306 (NCT03783442) is a randomized, placebo-controlled, double-blind, global Phase 3 study to evaluate the efficacy and safety of tislelizumab in combination with chemotherapy as a first-line treatment in patients with advanced or metastatic ESCC. The primary endpoint of the trial is overall survival (OS). Secondary endpoints include progression free survival, overall response rate, and duration of response per RECIST v1.1, as well as health-related quality of life measures and safety.

The trial enrolled 649 patients at research centers across Asia-Pacific, Europe, and North America. Patients were randomized 1:1 to receive either tislelizumab plus chemotherapy or placebo plus chemotherapy.

About Esophageal Squamous Cell Carcinoma

There are two main types of esophageal cancer, based on the cells where cancer develop: squamous cell carcinoma (ESCC) and adenocarcinoma (EAC). ESCC is the most common subtype of esophageal cancer, accounting for more than 85% of esophageal cancers worldwide.i,ii Because many patients are diagnosed with ESCC at later stages of disease, management of ESCC is challenging and the overall prognosis remains poor.iii,iv,v

About Tislelizumab

Tislelizumab is a humanized IgG4 anti-PD-1 monoclonal antibody specifically designed to minimize binding to Fc-gamma (Fcγ) receptors on macrophages, helping to aid the body’s immune cells to detect and fight tumors. In pre-clinical studies, binding to Fcγ receptors on macrophages has been shown to compromise the anti-tumor activity of PD-1 antibodies through activation of antibody-dependent macrophage-mediated killing of T effector cells.

Tislelizumab is the first drug from BeiGene’s immuno-oncology biologics program and is being developed internationally as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers.

BeiGene has initiated or completed more than 20 potentially registration-enabling clinical trials in 35 countries and regions, including 17 Phase 3 trials and four pivotal Phase 2 trials. More information on the clinical trial program for tislelizumab can be found at: https://www.beigene.com/en-us/science-and-product-portfolio/pipeline

BeiGene Oncology

BeiGene is committed to advancing best- and first-in-class clinical candidates internally or with like-minded partners to develop impactful and affordable medicines for patients across the globe. We have a growing R&D and medical affairs team of approximately 2,900 colleagues dedicated to advancing more than 100 clinical trials that have involved more than 14,500 subjects. Our expansive portfolio is directed predominantly by our internal colleagues supporting clinical trials in more than 45 countries and regions. Hematology-oncology and solid tumor targeted therapies and immuno-oncology are key focus areas for the Company, with both mono- and combination therapies prioritized in our research and development. BeiGene currently has three approved medicines discovered and developed in our own labs: BTK inhibitor BRUKINSA® in the U.S., China, the European Union, Great Britain, Canada, Australia, and additional international markets; and the non-FC-gamma receptor binding anti-PD-1 antibody, tislelizumab, as well as the PARP inhibitor, pamiparib, in China.

BeiGene also partners with innovative companies who share our goal of developing therapies to address global health needs. We commercialize a range of oncology medicines in China licensed from Amgen, Bristol Myers Squibb, EUSA Pharma and Bio-Thera. We also plan to address greater areas of unmet need globally through our other collaborations including with Mirati Therapeutics, Seagen, and Zymeworks.

In January 2021, BeiGene and Novartis announced a collaboration granting Novartis rights to co-develop, manufacture, and commercialize BeiGene’s anti-PD1 antibody, tislelizumab, in North America, Europe, and Japan. Building upon this productive collaboration, including a biologics license application (BLA) under U.S. Food and Drug Administration (FDA) review, BeiGene and Novartis announced an option, collaboration, and license agreement in December 2021 for BeiGene’s TIGIT inhibitor, ociperlimab, that is in Phase 3 development. Novartis and BeiGene also entered into a strategic commercial agreement through which BeiGene will promote five approved Novartis Oncology products across designated regions of China.

About BeiGene

BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are expediting development of our diverse pipeline of novel therapeutics through our own capabilities and collaborations. We are committed to radically improving access to medicines for two billion more people by 2030. BeiGene has a growing global team of over 8,000 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding plans for development and regulatory filings of tislelizumab in ESCC and BeiGene’s plans, commitments, aspirations and goals under the headings “BeiGene Oncology” and “About BeiGene.” Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; the impact of the COVID-19 pandemic on BeiGene’s clinical development, regulatory, commercial, manufacturing, and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent annual report on Form 10-K as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

i Wang QL, et al. Clin Epidemiol 2018;10:717–728.

ii Huang FL, Yu SJ. Asian J Surg 2018;41:210–215.

iii American Cancer Society. What is Esophageal Cancer? Available at https://www.cancer.org/cancer/esophagus-cancer/about/what-is-cancer-of-the-esophagus.html. Accessed August 2021.

iv Codipilly DC et al. Gastrointest Endosc. 2018 Sep; 88(3): 413–426.

v Abnet CC et al. Gastroenterology. 2018 Jan; 154(2): 360–373.

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